[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2

CONFIDENTIAL

AMENDED & RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED & RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into this 13th day of May 2015 (“Effective Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and ImmunoCellular Therapeutics, Ltd., a Delaware limited liability company (“Licensee”), with offices at 23622 Calabasas Road, Suite 300, Calabasas, CA 91302.

R E C I T A L S

A.CSMC owns Patent Rights and Technical Information (as defined below) invented or developed in the course of certain research into the diagnosis of diseases and disorders in humans and the prevention and treatment of disorders in humans utilizing cellular therapies, including dendritic cell-based vaccines for brain tumors and other cancers and neurodegenerative disorders at CSMC conducted under the direction of Dr. John Yu (Dr. Yu, hereinafter, “Inventor”; the research, hereinafter, “Research Project”).

B.CSMC and Licensee entered into that certain Exclusive License Agreement dated November 17, 2006, as amended by the First Amendment dated June 16, 2008, the Second Amendment dated August 1, 2009 and the Third Amendment dated March 26, 2010 (as amended, the “Original License Agreement.”)  Pursuant to the Original License Agreement, CSMC granted to Licensee an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights and Technical Information.

C.CSMC and Licensee wish to amend and restate the terms of the Original License Agreement on the terms and subject to the conditions set forth in this Agreement.

D.CSMC and Licensee intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1“Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership.  For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2“Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.  Without limitating the foregoing, Licensee’s Confidential Information includes without limitation any and all progress reports made hereunder, sublicense agreements, any reports or other information regarding Sales and Gross Sales of Products and Royalties (whether from Licensee or its Permitted Sublicensee), Sublicense Income and audits and audit reports of Licensee and its Permitted Sublicensees.

1.3“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4“Field of Use” shall mean cellular therapies or diagnostics utilizing cellular therapies, including dendritic cell-based vaccines for cancer.

1.5“Funding Agencies” shall mean any public or private granting agencies which have provided funding to CSMC or to any of the inventors named on the Patent Rights for the development of any of the Patent Rights or Technical Information prior to the Effective Date.

1.6“CSMC Improvements” shall mean all improvements or enhancements to the Patent Rights that, after the Effective Date, are conceived and reduced to practice if patentable, or reduced to practice if not patentable, by the Inventor (except in the case of Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC).

1.7“Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field of Use.

1.8“Licensee Developments” shall mean any and all processes, uses, designs, applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and/or Technical Information and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or the Inventor, except in the case of Dr. John

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC) during the term of this Agreement.

1.9“Patent Rights” shall mean the patents and/or patent applications existing on the Effective Date which are described on Schedule A attached hereto, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon, excluding any Licensee Developments or Inventions by Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC.  The Patent Rights are all owned by CSMC.

1.10“Product” or “Products” shall mean any products and/or services in the Field of Use utilizing or derived in any manner whatsoever from any of the Patent Rights, Technical Information or Licensee Developments, which Products, except for the license granted hereunder, would infringe a Valid Claim.  As of the Effective Date, Licensee is developing three (3) Products: ICT-107, ICT-121 and ICT-140. All references to “Products” in this Agreement shall be deemed to include the ICT-140 Product, as such term is defined in subsection 1(b) of Schedule F hereto.

1.11“Technical Information” shall mean, as of the Effective Date, the following information in the Field of Use which is described in the Patent Rights or otherwise provided to Licensee:  Know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, in each case which has been conceived or reduced to practice prior to the Effective Date, in the conduct of the Research Project at CSMC under the direction of the Inventor.  The Technical Information shall further include information in the Field of Use described in Schedule B hereto which is embodied in the Patent Rights and which has been reduced to practice prior to the Effective Date in the conduct of the aforementioned research programs at CSMC under the direction of the Inventor.  Technical Information is all owned by CSMC.

1.12“Territory” shall mean the entire world.

1.13“Valid Claim” shall mean a claim of a pending patent application or an issued patent included within the Patent Rights or CSMC Improvements licensed to Licensee, which claim has not (a) been pending for longer than seven (7) years after the actual filing date of the patent application, (b) lapsed, been canceled or become abandoned, (c) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (d) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.	LICENSE

2.1Grant of Exclusive Rights.  Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use using the Patent Rights and the Technical Information and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and the Technical Information.  The foregoing grant of exclusivity is made expressly subject to the following:

(a)All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;

(b)All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including any of the inventors named on the Patent Rights) for the development of the Patent Rights and Technical Information; and

(c)The following non-exclusive rights to the Patent Rights and Technical Information, which are retained by CSMC within the Field of Use:

(i)Subject to Licensee’s right to prior review to determine the patentability thereof (which shall expire forty-five (45) days after Licensee’s receipt thereof), the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventor) related to the Patent Rights and the Technical Information; and provided further that if Licensee determines to file a patent application, Licensee shall have a further thirty (30) day period thereafter to do so, and CSMC shall delay any publication with respect thereto for that period.

(ii)the right (A) to use any tangible or intangible information contained in the Patent Rights, the Technical Information or any CSMC Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s research, internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications).

(d)Except as provided by Section 2.3 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights retained by CSMC under Section 2.1(c) to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions or information related thereto derived directly from the Patent Rights or the Technical Information in the Field of Use as a result of CSMC’s teaching and internal

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

research and clinical activities with respect to the Patent Rights and Technical Information otherwise permitted by Section 2.1(c)(ii) above.

(e)Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights, Technical Information and CSMC Improvements outside of the Field of Use are retained by CSMC. Furthermore, this Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of CSMC other than Patent Rights regardless of whether such patents are dominant or subordinate to Patent Rights.

(f)The grant of exclusive rights hereunder is made expressly subject to any non-exclusive license and any option granted by CSMC to the Torrey Pines Institute of Molecular Studies (“TPIMS”) per the specific contractual requirements of the April 4, 2006 Material Transfer Agreement (“TPIMS MTA”) between CSMC and TPIMS.  CSMC has been informed by the Inventor that the individual peptides included in the Materials (as defined in the TPIMS MTA) consist solely of superagonist peptides that are epitopes of gp100 and HER-2 whose sequences are defined in Schedule C.  CSMC and Licensee acknowledge that (a) to date, they have not been able to reacquire the rights of CSMC licensed to TPIMS and any option granted to TPIMS pursuant to the specific contractual requirements of the TPIMS MTA, and (ii) CSMC has re-initiated its efforts to find a reasonable resolution of the issue with TPIMS.

2.2Right to Sublicense or Assign Rights.  Licensee shall have the right to grant sublicenses or to assign any or all of the rights granted hereunder to (a) an Affiliate; (b) a biopharmaceutical, pharmaceutical or bio-diagnostic company which is generally recognized in such industries and which, at the time of the sublicense, has a market capitalization of at least $100,000,000; and/or (c) a party which has been approved by CSMC in writing, if such party has a market capitalization of less than $100,000,000 at the time of the sublicense,  such approval not to be unreasonably withheld (each, a “Permitted Sublicensee”).  Licensee shall submit a written request for approval to CSMC’s Technology Transfer Office by electronic mail at CSTechTransfer@cshs.org and by courier or overnight mail at the following address: 8727 W. Third Street, Suite #203, Los Angeles, CA 90048, and CSMC shall advise Licensee of its decision and of the reason for its decision within thirty (30) days of receiving the request from Licensee.  Any such Permitted Sublicensee shall be subject in all respects to the provisions contained in this Agreement and Licensee will remain primarily liable to CSMC for, and shall be responsible for monitoring and enforcing, performance of all of Licensee’s obligations hereunder by any such Permitted Sublicensee.  Without limiting the generality of the foregoing, as an express condition of any such sublicense, any such Permitted Sublicensee shall be required to agree in writing to be bound by commercially reasonable reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information.  Permitted Sublicensees shall have the right to further sublicense only to parties that meet the criteria set forth in the first sentence of this Section 2.2.  Licensee shall promptly forward to CSMC a copy of any and all fully executed sublicense agreements, any subsequent amendments, and all copies of Permitted Sublicensees’ royalty reports, in no event more than thirty (30) days following execution or receipt thereof, as applicable provided that Licensee may redact sensitive

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

confidential information that is not directly related to Licensee’s obligations to CSMC hereunder.  Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any Permitted Sublicensees.  If Licensee shall conduct one or more audits of its Permitted Sublicensees hereunder during the term hereof, Licensee shall provide copies of all audit reports to CSMC on a timely basis.  Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.3CSMC Improvements.  Subject to the rights and applicable rules of the Funding Agencies, Licensee shall have, for a period of sixty (60) days after receipt by Licensee of written notice from CSMC disclosing a CSMC Improvement, the exclusive first right to negotiate with CSMC to obtain one or more licenses to the CSMC Improvement in the Field of Use upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses.  If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for a license to, such CSMC Improvement in the Field of Use during the sixty (60) day period specified above, then CSMC shall have the right to commence discussions with any other party concerning such CSMC Improvement.  Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the CSMC Improvement, whether or not in the Field of Use and, accordingly, no license to any CSMC Improvement is granted to Licensee under this Agreement.

2.4Licensee Developments. Licensee hereby grants to CSMC the following nonexclusive, royalty free, fully paid up rights and licenses to the Licensee Developments:

(a)Subject to Licensee’s right to prior review to determine the patentability thereof within forty-five (45) days following receipt by Licensee, the right and license to publish the scientific findings from research conducted by or through Licensee or on its behalf by CSMC or the Inventor related to the Licensee Developments; and provided further that if Licensee determines to file a patent application, Licensee shall have a further thirty (30) day period thereafter to do so and CSMC’s right and license shall be delayed until completion of that period.

(b)Except as provided below in this Section 2.4, the right (A) to use any tangible or intangible information contained in the Licensee Developments (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s research, internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications).

Except as provided in Section 2.3 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights granted to CSMC under this Section 2.4 to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions in the Field of Use resulting directly from the Licensee Developments as a result of CSMC’s

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

internal research and clinical activities with respect to the Licensee Developments otherwise permitted by Section 2.4(b) above.

2.5Milestones.  Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to CSMC.  CSMC and Licensee have agreed on the Milestones set forth on Schedule D, with each such Milestone being deemed a separate and independent condition.  Licensee represents and warrants to CSMC that as of the Effective Date, Licensee has met all of the Milestones required under the Original License Agreement, other than the Milestones set forth in Schedule D to this Agreement.  Within sixty (60) days after each anniversary of the Effective Date, Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of Licensee) that provides an overview of Licensee’s progress towards achieving each Milestone and its other efforts with respect to the ongoing development, commercialization, and marketing of the Products.  If Licensee believes that it is or will be unable to achieve such Milestones despite its diligent efforts, Licensee may request amendments or reasonable extensions to Schedule D in writing for CSMC’s consideration. Licensee agrees to provide any additional information reasonably required by CSMC to evaluate Licensee’s performance under this Agreement.  If Licensee fails to meet any annual Milestone designated in Schedule D hereto, and has not obtained an extension or amendment to such Milestone(s), CSMC may, at its option and as its sole remedy for Licensee’ breach of this Section 2.5, upon written notice to Licensee, convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license.

2.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by CSMC to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar international laws, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or such international laws.  CSMC agrees that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar international laws.  CSMC further agrees that, in the event of the commencement of a bankruptcy proceeding by or against CSMC under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Licensee’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless CSMC elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of CSMC upon written request therefore by Licensee.

3.	REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of CSMC.  Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has the right to grant the licenses in this Agreement, (b) except for the rights granted by CSMC to TPIMS pursuant to the TPIMS MTA and the license described in Section 2.1(f), it has not granted licenses to the Patent Rights or Technical Information to any other party that would restrict the rights granted hereunder except as stated herein, (c) there are no claims, judgments or settlements to be paid by CSMC with respect the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information, (d) it is the sole owner of the Patent Rights and Technical Information, other than the Patent Rights described in item VIII on Schedule A hereto, which are jointly owned by CSMC and Licensee, (e) the patents and patent applications in the Patent Rights have been applied for, and (f) it has not received notice from any third party that the Patent Rights or Technical Information infringes the proprietary rights of any third party.  Except for any potential or actual rights of Funding Agencies or the United States Government and the rights of TPIMS under the TPIMS MTA and the license described in Section 2.1(f), CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement.

3.2Representations and Warranties of Licensee.  Licensee represents and warrants to CSMC that (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all necessary corporate action; (c) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms; (d) neither the execution or delivery of this Agreement by Licensee, nor the performance by Licensee of its obligations hereunder, (i) requires the consent or approval of any third party, except the directors of Licensee, which consent has been obtained; (ii) shall constitute a default under any material contract by which Licensee or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Licensee; (e) to the best of Licensee’s actual, current knowledge (without investigation outside of Licensee as to such representations and warranties), Licensee has not granted, and will not grant, licenses to the Patent Rights to any third party that would conflict with or otherwise compromise the rights reserved by CSMC hereunder; and (f) as of the Effective Date, ICT-140 does not infringe a Valid Claim of the Patent Rights.

3.3Limited Warranty; Certain Damages.

(a)Limited Warranty.  CSMC makes no representation or warranty other than those expressly specified in this Agreement.  Licensee accepts the Patent Rights and the Technical Information on an “AS-IS” basis.  CSMC MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS OR TECHNICAL INFORMATION COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TO PATENT RIGHTS, TECHNICAL INFORMATION OR ANY PRODUCT.  CSMC MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS COVERED BY THIS AGREEMENT. LICENSEE HEREBY AGREES THAT LICENSEE WILL NOT GIVE, AND SHALL NOT PERMIT ANY PERMITTED SUBLICENSEES OR AFFILIATES THEREOF TO GIVE, ANY SUCH WARRANTY OR REPRESENTATION TO THIRD PARTIES ON BEHALF OF CSMC.

(b)Certain Damages.  EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, IN NO EVENT SHALL CSMC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER CSMC KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, CSMC’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO CSMC UNDER THIS AGREEMENT.  THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

3.4Rights Retained by Funding Agencies.  Licensee acknowledges that to the extent that the Patent Rights and Technical Information have been developed in part under one or more funding agreements (“Funding Agreements”) with one or more Funding Agencies, such Funding Agencies have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”).  Licensee also acknowledges that to the extent that the CSMC Improvements may be developed in part under one or more Funding Agreements with one or more Funding Agencies, such Funding Agencies may have certain Statutory Rights relative thereto.  This Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Agreement, such Statutory Rights shall prevail.

4.	CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.1Issuance of Stock; License Fee.  The parties acknowledge and agree that in accordance with the Original License Agreement, Licensee (a) issued and sold to CSMC shares of the voting common stock of Licensee (the “Shares”) described in the Stock Purchase Agreement dated November 17, 2006 between Licensee and CSMC, a copy of which is attached as Schedule E hereto; and (b) paid to CSMC a non-refundable license fee in the amount of Sixty Two Thousand Dollars ($62,000).

4.2Milestone Payments.  Licensee agrees to pay and shall pay to CSMC the following one time only non-creditable, non-refundable milestone payments (each, a “Milestone Payment”):

(a)Within thirty (30) days of the first patient dosing in a Phase III clinical trial for the ICT-107 Product, Licensee shall pay CSMC a Milestone Payment in the amount of [*].

(b)Within thirty (30) days of the first commercial sale of the ICT-107 Product, Licensee shall pay CSMC a Milestone Payment of [*].

(c)Within thirty (30) days of Licensee’s confirmation that total, aggregate Gross Sales of all Products have exceeded [*], Licensee shall pay CSMC a Milestone Payment of [*].

(d)Within thirty (30) days of Licensee’s confirmation that total, aggregate Gross Sales of ICT-107 Products have exceeded [*], Licensee shall pay CSMC a Milestone Payment of [*].

(e)Within thirty (30) days of receiving the first FDA marketing approval or foreign equivalent for the ICT-121 Product, Licensee shall pay CSMC a Milestone Payment in the amount of [*].

(f)Within thirty (30) days of receiving the first FDA marketing approval or foreign equivalent for the ICT-140 Product, Licensee shall pay CSMC a Milestone Payment in the amount of [*].

4.3Payment of Royalties.  Licensee shall pay to CSMC certain royalties, which shall be determined and paid in accordance with Schedule F hereto.

4.4Value of License Consideration.  CSMC acknowledges and agrees that the royalties and other obligations of Licensee under this Agreement constitute fair market value for the rights granted to Licensee under this Agreement based on arms’-length negotiations with Licensee and an independent evaluation made by CSMC’s outside expert(s).

4.5Licensee Challenge of Patent Rights.  Should Licensee bring, directly or through a third party indirectly, an action challenging the validity, scope or enforceability of any Patent Rights, Licensee will first provide CSMC with at least ninety (90) days’ prior written notice that it intends to do so before filing such a challenge.  Following the giving of such notice,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Licensee will pay to CSMC the Royalties and Sublicense Fees due hereunder during the pendency of such action.  Additionally, Licensee agrees to reimburse CSMC for all costs actually incurred by CSMC in connection with the applicable legal proceedings. Should the outcome of such action determine that any claim of a patent challenged by Licensee is valid, infringed and enforceable, Licensee will thereafter pay to CSMC the Royalties and Sublicense Fees due hereunder at the rate of two (2) times the applicable rate for all Products sold that would infringe such claim.  Such increased royalty reflects the increased value of the Patent Rights upheld in such action.  In the event that a challenge of Licensed Patents brought by Licensee is partially or entirely successful, Licensee will have no right to recoup any Royalties or other amounts paid before or during the period of the challenge.

5.	PATENT RIGHTS

5.1Prosecution.  The parties acknowledge and agree that in accordance with the Original License Agreement, Licensee has assumed full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory.  Licensee shall continue to diligently pursue the Prosecution of the Patent Rights for the benefit of CSMC, using counsel approved by CSMC, at Licensee’s sole expense.  For all purposes of the patent Prosecution, CSMC shall be named the “client” of such patent counsel.  Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper.

5.2Abandonment, Disclaimers, etc.  Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld), prior to abandoning, disclaiming, withdrawing, seeking reissue, seeking reexamination or allowing to lapse any patent or patent application within the Patent Rights.  In the event that Licensee shall elect to abandon the Prosecution (including the payment of maintenance fees or annuities) of any patent or patent application included in the Patent Rights, Licensee shall notify CSMC of such election at least forty-five (45) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application.  In such event, CSMC may, at its sole option and expense, continue Prosecution of the patent application or patent.  Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based.  Prior to filing any continuation-in-part application, Licensee shall consult with CSMC to discuss the need for filing such an application.  If CSMC shall disagree with Licensee’s conclusion that such a continuation-in-part application is either necessary or appropriate to support the patentability of a claim recited or capable of being recited in a patent application, then the matter shall be submitted for resolution to independent patent counsel mutually agreed upon by the parties, who will determine whether a continuation-in-part application is necessary or appropriate in accordance with this Section 5.2.  Any decision made by such independent patent counsel shall be conclusive and binding on the parties hereto.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3Expenses.  Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof.  CSMC shall exercise reasonable efforts to cause the Inventor (to the extent he is available and on CSMC’s staff as an employee) to cooperate fully with Licensee with respect to the Prosecution of the Patent Rights, and CSMC shall be reimbursed for all reasonable out‑of‑pocket expenses as such expenses are incurred.

5.4CREATE Act.  Licensee shall not invoke the Cooperative Research and Technology Enhancement Act of 2004, as set forth under Title 35, Section 102(c) of the United States Code (the “CREATE Act”), with respect to the Patent Rights without first obtaining the prior written consent of CSMC.

6.	TERM AND TERMINATION

6.1Term.  Unless earlier terminated as provided in Section 2.5 or 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire of a Valid Claim within the Patent Rights in each such country shall expire.

6.2Termination.  Except as provided by Section 6.3 hereof, and in addition to the termination provisions of Section 2.5, this Agreement shall terminate upon the earliest to occur of the following:

(a)Automatically if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within thirty (30) days.  Further, Licensee shall give CSMC at least forty-five (45) days’ prior written notice before Licensee initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b)Automatically if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by the Joint Commission of Accreditation of Healthcare Organizations or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body.  Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such proposed termination and the parties shall work in good faith to attempt to revise the terms of this Agreement to mitigate the issues described in (i) and (ii) of the preceding sentence while protecting Licensee’s interest in the Patent Rights and Technical Information.  If CSMC and Licensee cannot within thirty (30) days from the foregoing notice by CSMC resolve the issues described in (i) and (ii) above through a revision to the terms of this Agreement reasonably satisfactory to CSMC, CSMC may immediately terminate this Agreement upon written notice to Licensee;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)Upon thirty (30) days’ written notice from CSMC that a required payment by Licensee is delinquent if, within such thirty (30) day period, Licensee shall fail to pay fully any royalty payment required by Section 4.3 hereof or Schedule F hereto;

(d)Upon sixty (60) days’ written notice from CSMC if, within such sixty (60) day period following notice from CSMC that it is in breach or default, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 60-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC;

(e)Upon sixty (60) days’ written notice from Licensee if, within such sixty (60) day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such 60 day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee;

(f)Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement); or

(g)Upon sixty (60) days’ written notice from Licensee if Licensee voluntarily elects to terminate this Agreement.

6.3Obligations Upon Termination.  Upon any termination of this Agreement pursuant to Section 2.5 or 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination.  Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable Royalty and Sublicense Fee, as set forth in Schedule F; provided, that any such action by Licensee does not subject CSMC to any of the occurrences set forth in Section 6.2(b) hereof.

6.4Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any Permitted Sublicensee of Licensee or by any breach by such Permitted Sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching Permitted Sublicensee of Licensee and each non-breaching Permitted Sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such Permitted Sublicense) of Licensee thereunder.  This Section 6.4, however, shall not be applicable if this Agreement has been terminated under Section 6.2(b)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under circumstances where the application of this Section 6.4 would subject CSMC to any of the occurrences set forth in Section 6.2(b).

6.5Right to Institute Legal Actions.  Notwithstanding the provisions of Section 6.2 hereof, but subject to Section 2.5 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6Reversion of Rights.  Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

7.	INFRINGEMENT BY THIRD PARTIES

7.1Enforcement.  Licensee shall have the first right and obligation to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts; provided, that Licensee shall be obligated to enforce the Patent Rights only if Licensee determines that it is commercially reasonable to do so in light of all relevant business and economic factors. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein.  Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement.  In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from CSMC that Licensee bring suit, then CSMC shall have the right, at its own expense, to enforce any Patent Rights, and such Patent Rights shall no longer be subject to this Agreement.  Any damages or other recovery from an infringement action undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and shall thereafter be treated as Sublicense Income in accordance with Schedule F.  If Licensee fails to prosecute any such action to completion, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be the sole property of CSMC.

7.2Defense Of Patent Rights.  In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings.  If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses.  If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.  Any damages or other recovery from any such defense undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

passu basis, for the costs and expenses incurred in such defense, and shall thereafter be treated as Sublicense Income in accordance with Schedule F.

8.	INDEMNIFICATION

8.1Indemnification by Licensee.  Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventor), agents and sponsors of the research (except Licensee) (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any third party action, suit, litigation, arbitration or dispute of any kind (“Action”) to the extent arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or Permitted Sublicensees in connection with (a) their use of the Patent Rights or Technical Information and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement.  The foregoing indemnification shall not apply to any claim, damage, loss, liability, cost or expense to the extent attributable to the acts or omissions of any licensee of CSMC other than Licensee or a Permitted Sublicensee, or the negligent activities or intentional misconduct of any of the Indemnified Parties.  As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee.  Licensee shall pay all costs, including attorneys’ fees, incurred in enforcing this indemnification action.  Should CSMC or any other Indemnified Party not afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder.  Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC.  Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above.  Such insurance policies shall name CSMC as an additional insured party, and shall provide a minimum of Three Million Dollars ($3,000,000) in coverage per occurrence.  Upon initiation of any human clinical studies using a therapeutic molecule covered by the Patent Rights, Licensee shall have first increased its insurance coverage to an aggregate amount that is commercially reasonable and consistent with prevailing business practice for the risks involved.  Licensee shall provide CSMC with Certificates of Insurance within thirty (30) days of the Effective Date (subject to extension if reasonably required) and annually thereafter, evidencing the policies required in accordance with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Section 8.1, together with copies of the endorsement which specifies CSMC as an additional insured and the declarations page for each such insurance policy. Licensee shall provide CSMC with prompt written notice of any material change in coverage under such policies.  The certificate of insurance, endorsements and declarations pages (and any renewals or replacements thereof), if required, shall be sent to CSMC’s Technology Transfer Office by electronic mail at CSTechTransfer@cshs.org and by prepaid, first class, certified mail, return receipt requested, at the following address: 8727 W. Third Street, Suite #203, Los Angeles, CA 90048.

8.2Notice of Claim.  CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action.  No settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9.	USE OF NAMES

Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the Vice President for Public Relations and Marketing of CSMC.  Further, prior to any reference by Licensee to the names or marks of CSMC in any manner, Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee.  This limitation includes, but is not limited to, use by Licensee in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication.  Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

10.	CONFIDENTIALITY

10.1Non-Disclosure.  Except to the extent Licensee’s counsel determines that disclosure of the terms of this Agreement is required by law, the parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential.  All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder.  It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other.  The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from CSMC to its Permitted Sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Permitted Sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10.  The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a)Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b)Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c)Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d)Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2Limits on Permitted Disclosures.  Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement.  The parties further agree that all of their respective officers, employees, agents, representatives or Permitted Sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.  In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information.

10.3Legally Required Disclosures.  If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process.  This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4Patent Rights as Confidential Information.  The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws.  As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technical Information and to any and all patent applications of CSMC relating to any Patent Rights, Technical Information and CSMC

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Improvements and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights, Technical Information or CSMC Improvements.

10.5Return of Confidential Information.  In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party, except that the Receiving Party may retain one copy of the Confidential Information in the custody of its chief legal officer solely for the purpose of monitoring compliance with this Agreement.

10.6Remedies.  Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach.  Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	INFORMATION EXCHANGE

In addition to the Patent Rights and Technical Information, the parties shall cooperate to exchange such non-confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights or Technical Information.

12.	PATENT MARKING

In the event any Product is the subject of a patent under the Patent Rights, Licensee shall actually or virtually mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Permitted Sublicensees as set forth under Title 35, Section 287(a) of the United States Code and shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13.	MISCELLANEOUS

13.1Notices.  Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the case of CSMC to:

Cedars-Sinai Medical Center

8700 Beverly Boulevard
Los Angeles, California 90048-1865

Attn: Senior Vice President for Finance & CFO

Fax: 310-423-0120

With a copy to: Vice President for Legal & Technology Affairs or in the case of the Licensee to: ImmunoCellular Therapeutics, Ltd. 23622 Calabasas Road, Suite 300 Calabasas, CA 91302 Fax: (818) 224-5287

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1.

13.2Compliance with Laws.  Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3Governing Law; Venue.  For any dispute between the parties to this Agreement which arises from or relates to this Agreement, the Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions.  The parties agree that Los Angeles County, California shall be the situs of any legal proceeding arising out of or relating to this Agreement.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in Los Angeles, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

13.4Waiver.  Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.5Enforceability.  If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6Modification.  No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7Entire Agreement.  This Agreement, the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) and the Stock Purchase Agreement constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8Successors.  Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

13.9Construction.  This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.10Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile.

13.11Attorneys’ Fees.  In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.12Assignment.

(a)This Agreement is personal to Licensee and only assignable by Licensee in accordance with Section 2.2 or as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business, or that part of Licensee’s business that exercises all rights granted under this Agreement, subject to Section 13.12(b).  Any other attempt to assign this Agreement by Licensee is null and void.  In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Products.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Prior to any assignment, the following conditions must be met: (i) Licensee must give CSMC thirty (30) days prior written notice of the assignment, including the new assignee’s contact information, and (ii) the new assignee must agree in writing to CSMC to be bound by this Agreement.  It is understood and agreed that if Licensee is unable or is advised by its legal counsel not to give CSMC prior written notice of any such assignment, then Licensee shall give written notice of such assignment as promptly as possible thereafter and in any event within thirty (30) days of the assignment.

(c)Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of CSMC and Licensee.  CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.13Further Assurances.  At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.14Survival.  The following sections shall survive any expiration or earlier termination of this Agreement:  6.3, 8, 9, 10, 12 and 13.  The provisions set forth in Schedule F also shall survive any expiration or earlier termination of this Agreement, to the extent set forth therein.

13.15Force Majeure.  Neither party will be responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, earthquake, acts of terrorism, war or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove these causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the delaying causes are removed.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Date: May 13, 2015	“LICENSEE”: IMMUNOCELLULAR THERAPEUTICS, LTD., A DELAWARE LIMITED LIABILITY COMPANY By:/s/ Andrew Gengos Name: Andrew Gengos Title: President & CEO
Date: May 13, 2015	“CSMC”: CEDARS SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION By:/s/ James D. Laur James D. Laur, Esq. Vice President, Legal & Technology Affairs
Date: May 14, 2015	By:/s/ Edward M. Prunchunas Edward M. Prunchunas Senior Vice President for Finance and CFO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE LISTING

Schedule APatent Rights

Schedule BTechnical Information

Schedule CPeptide Sequences

Schedule DMilestones

Schedule EStock Purchase Agreement dated November 17, 2006

Schedule FRoyalty Provisions

Schedule GRoyalty Reporting Form

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A

Patent Rights

[*]

A - 1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE B

TECHNICAL INFORMATION

[*]

B - 1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE C

PEPTIDE SEQUENCES

[*]

C - 1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE D

MILESTONES

[*]

D - 1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE E

STOCK PURCHASE AGREEMENT DATED NOVEMBER 17, 2006

Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE F

ROYALTY PROVISIONS

All capitalized terms not otherwise defined in this Schedule F shall have the meanings ascribed to them in the Exclusive License Agreement to which this Schedule F is attached (the “Agreement”).

1.Royalties.

(a)Royalty Rates.  Licensee shall pay, or cause to be paid, to CSMC a running royalty equal to the applicable percentage of the Gross Sales Price received by Licensee or its Permitted Sublicensees from the Sale of Products, the manufacture, use, sale or distribution of which infringes a Valid Claim within the Patent Rights (or, in the case of ICT-140 Products, a Valid Claim within the ICT-140 Patent Rights, as such terms are defined in subsection 1(b) of this Schedule F below) in the country in which such Product is sold or distributed, and which have been sold or otherwise distributed by Licensee or its Permitted Sublicensees hereunder to a third party (other than a wholly-owned subsidiary of Licensee) in such country (each, a “Royalty”) in the applicable amount set forth in the following chart:

Product	Royalty Rate
ICT-107

[*] of Gross Sales of ICT-107 Products* until the gross amount of all revenues received by Licensee or its Permitted Sublicensees from Sales of ICT-107, ICT-121 and ICT-140 Products* in any year have reached [*]; thereafter, [*] of Gross Sales of ICT-107 Products* for the remainder of such year

ICT-121

[*] of Gross Sales of ICT-121 Products* until the gross amount of all revenues received by Licensee or its Permitted Sublicensees from of ICT-107, ICT-121 and ICT-140 Products* in any year have reached [*]; thereafter, [*] of Gross Sales of ICT-121 Products* for the remainder of such year

ICT-140	[*] of Gross Sales of ICT-140 Products* subject to subsection 1(b) of this Schedule F below

*the manufacture, use, sale or distribution of which infringes a Valid Claim within the Patent Rights (or, in the case of ICT-140 Products, a Valid Claim within the ICT-140 Patent Rights, as such terms are defined in subsection 1(b) of this Schedule F below) in the country in which such Product is sold or distributed, and which have been sold or otherwise distributed by Licensee or any Permitted Sublicensee hereunder to a third party (other than a wholly-owned subsidiary of Licensee) in such country.

On Sales of Products which are made in other than an arms’-length transaction, the value of the Gross Sales attributed under this Section 1 to such a transaction shall be that which would

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have been received in an arms’-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

For the avoidance of doubt, the Royalty Rates provided for above for Gross Sales of ICT-107 and ICT-121 Products shall be re-set at the beginning of each year, such that at the beginning of each year during which Royalties are due and payable under this Agreement, the Royalty Rate for each of ICT-107 and ICT-121 Products shall be [*] of Gross Sales until the gross amount of all revenues received by Licensee or its Permitted Sublicensees from Sales of ICT-107, ICT-121 and ICT-140 Products in such year have reached [*] and, thereafter for the remainder of such year, the Royalty Rate shall be [*] of Gross Sales of ICT-107 and ICT-121 Products.

(b)Royalties Payable on ICT-140 Products.  Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that Licensee shall be obligated to pay (or cause to be paid) Royalties on Gross Sales of ICT-140 Products at the royalty rate set forth in the table in Paragraph 1(a) above in the event that the ICT-140 Product infringes a Valid Claim in the country of sale, of either (i) the jointly-owned Patent Rights described in item VIII on Schedule A hereto; or (ii) United States Patent Application No. 61/764,789 filed on February 14, 2013 and United States Patent Application No. 14/181,417 filed on February 14, 2014, each of which covers the invention titled “Cancer Vaccines and Vaccination Methods” and each of which names James Bender and John Yu as inventors, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon, excluding any Licensee Developments or Inventions by Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC (collectively, the patent rights described in subsections (i) and (ii) of this sentence shall be referred to as the “ICT-140 Patent Rights”; any product which infringes a Valid Claim in the country of sale of the ICT-140 Patent Rights shall be referred to as an “ICT-140 Product”).  Licensee’s royalty obligations as to the ICT-140 Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of a Valid Claim within any of the ICT-140 Patent Rights in each such country, including any term extensions thereof.  For purposes of this Paragraph only, the term “Valid Claim” shall mean a claim of any of the ICT-140 Patent Rights, which claim has not, if it is a pending patent application, been pending for longer than seven (7) years after the actual filing date of the patent application, or, if it is a pending patent application or a patent that has issued from the ICT-140 Patent Rights, has not (a)  lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.Sublicense Fee.  Licensee shall pay CSMC the following sublicense fees on any Sublicense Income received from any Permitted Sublicensee (“Sublicense Fee”):

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product	Effective Date of Sublicense Agreement	Percent of Non-Royalty Sublicense Revenues Payable to CSMC
ICT-107	Prior to receipt of FDA approval (or foreign equivalent) for ICT-107 Product	[*]
ICT-107	After receipt of FDA approval (or foreign equivalent) for ICT-107 Product	[*]
ICT-121	Prior to receipt of FDA approval (or foreign equivalent) for ICT-121 Product	[*]
ICT-121	After receipt of FDA approval (or foreign equivalent) for ICT-121 Product	[*]
ICT-140	At any time during the term	[*]

Any non-cash consideration received by Licensee from Permitted Sublicensees as Sublicense Income shall be valued at its fair market value as of the date of receipt and the Sublicense Fee reflecting such amount shall be paid in cash to CSMC.  In the event that the Patent Rights are sublicensed in combination with one or more patented technologies that are not covered under this Agreement, Sublicense Income for the purposes of this Section 2 shall be calculated on a pro-rata basis in a manner to be mutually agreed in good faith by CSMC and Licensee (which agreement may be a condition of approval under Section 2.2).

3.No Duplicative Royalties.  Subject to the provisions of Paragraph 1 above, in those circumstances in which a Royalty is payable to CSMC from the sale of a Product by an Affiliate of Licensee which is a Permitted Sublicensee, and in which a royalty is also payable to Licensee from the Sale of the same Product by the same Affiliate, then Licensee shall not be required to pay a Royalty to CSMC with respect to the royalties so received by Licensee on the same Product, if and to the extent the required royalty is received by CSMC from the Affiliate.  Only one Royalty shall be paid with respect to each unit of Product sold, regardless of how many Patent Rights or Valid Claims cover such Product.  This exclusion is intended to avoid the payment of duplicative royalties, shall be strictly construed, and shall not apply to other forms of compensation paid to Licensee by its Affiliates.

4.Suspension of Obligations.  In the event that Licensee is legally prevented from commercializing one or more Products as a result of patent infringement issues relating to the Patent Rights, all of Licensee’s obligations with respect to such Products, including, without limitation, Royalty and other payment obligations under this Schedule F, milestone and diligence obligations related to that particular Product in that jurisdiction, shall be suspended unless and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

until such patent infringement issues are resolved.  In the event that any such issues are not resolved during the term of the Agreement, or in the event that such issues are resolved in a manner that would continue to prevent Licensee from commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

5.Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of a Valid Claim within the Patent Rights that covers such Product in each such country, including any term extensions thereof; provided, that notwithstanding the foregoing, Licensee’s royalty obligations as to the ICT-140 Product shall terminate as set forth in subsection 1(b) of this Schedule F.

6.	Payment and Accounting.

(i)Reports. Each payment of Royalties shall be accompanied by a report in the form attached as Schedule G hereto, which sets forth in reasonable detail the number and each type of Product sold and the calculation of Gross Sales applicable thereto, and such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder.  Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement when revenues have been received from Sales of the Products.  Each payment of Sublicense Fees shall be accompanied by a report in the form attached as Schedule G hereto setting forth in reasonable detail the basis for the calculation of such amounts, and such additional details as may be reasonably requested by CSMC for the determination of Sublicense Fees payable hereunder.  Hard copies of such reports shall be sent to CSMC’s address set forth in Section 13.1 of the Agreement, while an electronic copy shall be sent by electronic mail to CSTechTransfer@cshs.org.  Except as otherwise provided herein, all amounts due hereunder shall be paid in United States dollars and shall be made without set off and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges.  Royalties shall be payable by Licensee quarterly, within forty-five (45) days after the end of each calendar quarter, based upon revenues accrued during the immediately preceding calendar quarter.  Licensee agrees to pay and shall pay to CSMC, or cause its Permitted Sublicensees to pay to CSMC, all Royalties resulting from the activities of its Permitted Sublicensees, within forty-five (45) days after the end of each calendar quarter.

(ii)Notice of Payment.  Licensee shall provide prompt written notice to CSMC that it has paid any Milestone Payment required by Section 4.2 by electronic mail to CSTechTransfer@cshs.org.

(iii)Wire Transfer Instructions.  All payments due hereunder shall be made by Licensee to CSMC in accordance with the following wire transfer instructions:

[*]

(iv)Records and Audits.  Licensee shall create and maintain complete and accurate records and documentation concerning all Sales of Products by Licensee and its Permitted Sublicensees as well as transactions based upon which Sublicense Fees are due, in sufficient detail to enable the Royalties and Sublicense Fees, respectively, that is payable hereunder to be determined.  Licensee shall retain such records and documentation for not less

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

than seven (7) years from the date of their creation.  During the term of this Agreement and for a period of three (3) years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties and Sublicense Fees.  Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee.  The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee.  CSMC shall report the results of any such audit to Licensee within forty‑five (45) days of completion.  Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be.  In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

(v)Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments.  If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted.  Any payment by Licensee to CSMC in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(vi)Late Charges. A service charge of two percent (2%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty or Sublicense Fee balance or any other amount payable by Licensee hereunder (including, without limitation, reimbursement for Prosecution costs as set forth in Section 4.1 hereof) that is not paid to CSMC within thirty (30) days past the due date.

(vii)Taxes.  Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales or other transfers for value of Products or Patent Rights (other than taxes imposed on the income or revenues of CSMC); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to CSMC hereunder.  Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee or its Permitted Sublicensees.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(viii)No Escrow.  Licensee shall pay all Royalties and Sublicense Fees directly to CSMC and shall not pay royalties into any escrow or other similar account, including in the event of a validity or non-infringement challenge to the Patent Rights.

7.Certain Definitions.

(a)“Gross Sales Price” means the gross amount of all revenues (whether in the form of cash, property or otherwise) received by Licensee or its Permitted Sublicensees from the Sale of Products less (but only to the extent separately itemized as a part of the gross price charged):  (i) transportation, handling, insurance and sales taxes, (ii) rebates and other allowances actually paid or allowed and which are standard and customary in the industry, and (iii) sales commissions to third party distributors actually paid; provided, however, that no other deduction shall be made for royalties, commissions, costs of collection or similar items payable with respect to the Royalty Bearing Products.  For the purposes of the definition of “Gross Sales Price”, it is acknowledged and agreed by the parties that Sales to wholly-owned subsidiaries of Licensee shall not be included.  In the event that Product is sold in the form of a Combination Product (a fixed-dose combination product containing two or more separate drug components in a single dosage form) then the Gross Sales Price for such Combination Product will be calculated by multiplying the actual Gross Sales Price of such Combination Product by the fraction A/(A+B+C) where:  A is the average sales price of the Product contained in the Combination Product if sold separately by Licensee or its Permitted Sublicensee, B is the average sales price of any other active ingredients in the Combination Product if sold separately by Licensee, its Permitted Sublicensee or a third party, and C is the cost of combining Product with the other active ingredient(s).  In the event that the Product is sold in the form of a Combination Product containing one or more active ingredients other than the Product and one or more such active ingredients of the Combination Product are not sold separately, then the parties shall jointly select an individual pricing expert who shall set the formula for determining the Gross Sales Price for such Combination Product and such expert’s determination shall be binding.  The cost of retaining the expert shall be shared equally between the parties.

(b)“Sales” means the sale or other transfer for value.  Sales do not include the sale of Products at or below the fully burdened cost of manufacturing solely for research or clinical testing or for indigent or similar public support or compassionate use programs.

(c)“Sublicense Income” means payments that Licensee received from a Permitted Sublicensee  in consideration for any rights granted to Patent Rights under a sublicense agreement, including without limitation upfront fees, license maintenance fees, milestone payments or other payments, including the fair market value of any non-cash consideration, but excluding the following payments: (i) payments made in consideration for the issuance of equity or debt securities of Licensee or other securities convertible into capital stock of Licensee, (ii) payments specifically committed under the terms of Licensee’s agreement with the Permitted Sublicensee for the research or development by Licensee of Products, including reimbursement for past research or development activities, (iii) payments received by Licensee from third parties for actual direct and indirect costs incurred by Licensee (including reimbursement of actual, identifiable past costs incurred by Licensee) related to product

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

development and manufacturing activities, general and administrative expenses, and co-development activities, including any amounts received by Licensee for the manufacture and supply of Products or components thereof for any use, (iv) milestone payments based on achievement of milestones for which Licensee is required to make payments to CSMC pursuant to Section 4.2 of the Agreement, (v) payments made to Licensee for the license or sublicense by Licensee of any intellectual property other than the Patent Rights and the Technical Information, (vi) payments made to Licensee to fund or reimburse the actual, identifiable costs, expenses and fees incurred by Licensee for the filing, prosecution and maintenance of patents or other intellectual property, (vii) payments made to Licensee for sales of products other than Products, and (viii) sublicense royalty payments made in connection with the sale of Products, so long as Licensee pays or causes to be paid to CSMC Royalties on amounts received by Licensee’s Permitted Sublicensees under Paragraph 1 hereof.  For clarity, research or development activities include without limitation the design and conduct of non-clinical and pre-clinical studies and clinical trials (including in the conduct of any Phase IV trials or other post-marketing studies).  Licensee shall provide written notice to CSMC in the event that Licensee is required, under the terms of Licensee’s agreement with the Permitted Sublicensee, to refund any Sublicense Income received to the Permitted Sublicensee (the “Refunded Sublicense Income”); thereafter, CSMC shall provide a credit to Licensee in an amount equal to the Sublicense Fee paid by Licensee to CSMC under Paragraph 1 hereof with respect to such Refunded Sublicense Income, which shall be creditable against Royalties otherwise payable under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE G

ROYALTY REPORTING FORM

Licensee name:

Reporting period:

Date of report:

Date of first commercial sale:

Royalty Report

Product (list products by name)	No. units sold	Invoiced price per unit	Gross sales	Allowable deductions (attached itemized detail)	Country of sale/foreign currency/ conversion rate	Net sales
Product name
Product name
Product name
Total

Total net sales	$
Royalty rate
Royalty due	$

Total royalty due: $___________________________

Sublicense Revenue Report

Total Sublicense Income received	$
Date received
Applicable percentage payable to CSMC
Total Sublicense Fees payable to CSMC	$

Report prepared by:

Title:

Date:

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Please send report to:

Cedars-Sinai Medical Center
8700 Beverly Boulevard
Los Angeles, California  90048-1865
Attention:  Senior Vice President for Academic Affairs

with a copy to Senior Vice President for Legal Affairs & General Counsel

Please send electronic copy to CSTechTransfer@cshs.org.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.